Exhibit 5.6

CONSENT OF L.P. GIGNAC

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Louis-Pierre Gignac
By:	Louis-Pierre Gignac
Title:	Vice President, Mining Engineer
Company:	G Mining Services Inc.

Dated:	January 15, 2014